Exhibit 10.17

Amy W. Clark AVP – Compensation R. H. Donnelley 1001 Winstead Drive Cary, NC 27513 Tel: 919.297.1209
{Date}
TO:     {Officer Name}
RE:     2005 Annual Incentive Plan
We are very pleased to announce this year’s Annual Incentive Program (AIP). Assuming and following shareholder approval, this program will be governed under the terms of the 2005 Stock Award and Incentive Plan (“2005 Plan"), a copy of which will be available to you electronically on the RHD intranet under “Human Resources.” Unless otherwise defined herein, the terms defined in the 2005 Plan have the same defined meanings in this letter (this “Award Agreement”).
The terms of this year’s program are as follows:
1. Performance Criteria: Performance Awards made under the AIP are based on the performance of the Company during the 2005 fiscal year (the “AIP Performance Period”) relative to Sprint Publication Sales, SBC Publication Sales, EBITDA, EPS and Free Cash Flow. The performance measures, targets, and an explanation of factors that will be included in achievement calculation for this year’s plan are detailed on Attachment A. These financial performance measures are as approved by the Compensation & Benefits Committee of the Board of Directors (the” Committee”) at the beginning of the AIP Performance Period. Attachment B provides definitions and calculations of the components that comprise the AIP performance target. All amounts as defined or calculated are subject to adjustments determined by management and approved by the Compensation Committee.
2. Performance Award Levels: Your target award under this plan is equal to {percentage}% of your current base salary. A portion of your award will be paid in cash and a portion in deferred shares of R. H. Donnelley stock (deferred stock). At target, the cash component is {percentage}% of your current base salary and the deferred stock component is {percentage}% of your current base salary.
The payout percentage under each goal area is determined through straight-line interpolation between each level, and above 200%. No amount will be payable with respect to a given performance measure if the threshold performance is not achieved. The maximum award is 300% of target.
3. Award Payment: Cash Component: You will receive the cash portion of your AIP payout as soon as reasonably practicable after the end of the AIP Performance Period in respect of which it has been earned and after approval by the Committee. Deferred stock: The deferred stock component initially will be set as a dollar amount (as a percentage of base salary) and then converted into a number of shares based upon the average of the closing stock price of the Company’s common stock during the ten trading days following the Committee’s approval of the full year financial results vs. targets (generally in February of the following year). Once converted into shares, the

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deferred stock will be paid out as follows: 50% on the first anniversary of the date of conversion and 50% on the second anniversary of the date of conversion.
4. Termination of Employment: If your employment is terminated by the Company “for cause” or if you voluntarily terminate your employment at any time before your payout under this plan, you will forfeit your Performance Award in its entirety and will receive no payment hereunder whatsoever.
If your employment is terminated before the end of the AIP Performance Period due to your death, Disability (as defined below), Retirement (as defined below), assignment to a different position for which you become no longer eligible to receive an AIP award, grant of a leave of absence or other termination of employment (other than for Cause or as a result of your voluntary termination), the Committee may determine, in its sole and absolute discretion, to pay to you a pro rata portion of this Performance Award. Such pro rata Performance Award will be based on the period of your actual participation and the Company’s actual financial performance against the above referenced performance measures during the full AIP Performance Period. The pro rata Performance Award (if any) will be paid to you after the end of the AIP Performance Period. In such case, the Committee may also determine, in its sole and absolute discretion, to pay to you a pro rata portion of either component or both components of this Performance Award. Under such circumstances, any deferred share payout would be converted into shares as of the date of termination and would not be subject to the vesting provisions set forth above.
The term “Disability” shall have the meaning defined for such term in the long-term disability plan of the Company, as in effect from time to time, and the term “Retirement” shall mean your termination after your attaining (i) age 55 years with 10 years of service with the Company or any of its subsidiaries or affiliates or (ii) age 65 years without regard to years of such service.
5. Effect of a Change in Control: Notwithstanding the foregoing, if in connection with a Change in Control you Retire, are assigned to a different position for which you become no longer eligible to receive an AIP award, are placed on a leave of absence or your employment is terminated for any other reason (other than for Cause or as a result of your voluntary termination) before the end of the AIP Performance Period, then you shall be entitled to receive both components of your AIP payout based on the Company’s actual financial performance against the above referenced performance measures for the full AIP Performance Period, without pro-ration, as if you had continued to be employed for the full AIP Performance Period. The deferred stock component would be converted into shares as of the date of termination and would not be subject to the vesting provisions set forth above. In the event that, in the sole and absolute discretion of the Committee, such actual financial performance cannot be accurately measured against such performance measures, each component of your AIP payout shall be paid out at no less than 100% of your target Award for that component. Except as specifically provided for in this “Effect of a Change in Control” provision, in connection with a Change in Control, this Performance Award will be subject to Section 10 of the Plan (including without limitation Section 10(f) of the Plan).
6. Miscellaneous Terms:
A. Encumbrance: This Performance Award will not be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of you to any party (other than the Company or its subsidiary or affiliate), or assigned or transferred by you, other than by will or the laws of descent and distribution or to a Beneficiary upon your death. A Beneficiary, transferee or other person claiming any rights under the 2005 Plan from or through you will be subject to all

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terms and conditions of the 2005 Plan and this Award Document, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

B. Forfeiture: This Performance Award is subject to forfeiture under certain circumstances in accordance with Section 11 of the 2005 Plan.

C. Decisions of the Compensation Committee: The decisions of the Committee (or, the Board, as may be applicable) as to the computation of various AIP performance measures and other determinations to be made with respect to this Performance Award will be final, binding and conclusive on you, the Company and any other interested person.

D. “At Will” Employment: ANY PAYMENT UNDER THIS PERFORMANCE AWARD IS EARNED ONLY BY CONTINUING AS AN EMPLOYEE AT THE WILL OF THE COMPANY (NOT THROUGH THE ACT OF BEING HIRED OR BEING GRANTED THIS PERFORMANCE AWARD). THIS AWARD DOCUMENT AND THE PAYOUT SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF EMPLOYMENT FOR ANY PERIOD OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH YOUR RIGHT TO TERMINATE OR THE COMPANY’S RIGHT TO TERMINATE YOUR EMPLOYMENT AT ANY TIME, WITH OR WITHOUT CAUSE.

E. Taxes: The Company and any subsidiary or affiliate is authorized to withhold from any payment relating to this Performance Award amounts of withholding and other taxes due or potentially payable in connection with any transaction involving this Performance Award, and to take such other action as the Committee may deem advisable to enable you and the Company to satisfy obligations for the payment of withholding taxes and other tax obligations relating to this Performance Award.

F. Laws: The validity, construction and effect of this Award Document will be determined in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law, and applicable provisions of federal law. Any modification of this Award Document must be in writing signed by the Company (oral statements by any person cannot modify this Award Document).
Please let me know if you have any questions.
Sincerely,
/s/ Amy W. Clark
Amy W. Clark
AVP — Compensation

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